Exhibit 99.1

CITITRENDS ANNOUNCES 2025 HOLIDAY SALES RESULTS

Total Holiday Sales for the nine-week period ending January 3, 2026 of $191.2 million, an increase of 9.6% to last year

Comparable store sales growth of 9.3%; Two-year stack of 16.4%

Total sales of $780.8 million for the year-to-date period ending January 3, 2026 with comparable store sales growth of 9.8%; Two-year stack of 13.3%

Company reaffirms previously provided outlook and expects year-end cash balance of approximately $65 million

SAVANNAH, GA (January 12, 2026) — Citi Trends, Inc. (NASDAQ: CTRN), a leading off-price value retailer of apparel, accessories and home trends primarily for African American families in the United States, today announced results for its holiday selling period.

Total sales for the nine-week holiday period ending January 3, 2026 of $191.2 million compared to $174.4 million in the same period in 2024, an increase of 9.6%. Comparable store sales increased 9.3% versus 2024 with a two-year stack of 16.4%.

For the year-to-date period ending January 3, 2026, total sales of $780.8 million compared to $716.3 million in the same period in 2024, an increase of 9.0%. Comparable store sales increased 9.8% compared to the same period last year; 13.3% on a two-year stack basis.

Ken Seipel, Chief Executive Officer, said, "I am pleased to report that the top line momentum we’ve seen over the last five quarters continued through the holiday season with comparable store sales growth of 9.3% as a result of continued increases in both the number of transactions and average basket size. This growth comes on top of the 7.1% comp for the same period last year, giving us a two-year stack of 16.4%. Our holiday sales were fueled by our elevated product assortment, including brands, fashion and exciting off-price deals, all of which resonated well with our customers. This year, our in-store readiness was further supported with our “Joy Looks Good on You” marketing campaign with refreshed branding on social media. Since launching the campaign, we’ve had over twelve million viral views and engagements. As a result of holiday performance, we are reaffirming our previously provided outlook."

Mr. Seipel continued, "I would like to thank the entire CitiTrends team for their focus and continued hard work throughout the holiday season with a particular thank you to our store teams who once again worked tirelessly to delight our loyal customers. The transformation of CitiTrends is progressing and our customers are responding positively to consistent execution of trend-right product at an amazing value and our improved in-store shopping experience. This continued momentum reinforces my confidence in the CitiTrends transformation and our ability to deliver significantly improved financial results while creating long-term shareholder value. We remain focused on delivering our strategic objectives and are already hard at work to set up for the Spring selling season."

Fiscal 2025 Outlook

The Company is reaffirming its previously provided outlook for Fiscal 2025 as follows:

•	Expecting full year comparable store sales to be up high-single digits

•	Full year gross margin is expected to expand approximately 230 basis points vs. 2024

•	SG&A is expected to leverage approximately 90 basis points vs. 2024

•	Full year EBITDA* is expected to be in the range of $10 million to $12 million, a $24 million to $26 million improvement vs. 2024

•	Expecting 2025 effective tax rate of approximately 0%

•	For the year, the Company will open 3 new stores, close 4 locations and remodel 62 stores

•	Capital expenditures for the full year are expected to be approximately $23 million

•	Year-end cash balance is expected to be approximately $65 million

The Company is also reaffirming its prior comments about the outlook for the fourth quarter of Fiscal 2025 as follows:

The Company’s implied fourth quarter comparable store sales are expected to be up high-single digits vs. Q4 2024. Q4 gross margin is expected to be in the range of 40% to 41% and SG&A is expected to be approximately $82 million. Q4 EBITDA* is expected to be in the range of $10 million to $12 million.

ICR Conference Presentation and Webcast

As previously announced, Citi Trends is scheduled to present today at 10:00 a.m. Eastern Time at the 2026 ICR Conference. The audio portion of the event will be webcast live and can be accessed, along with the corresponding slide presentation, on the Company’s website, cititrends.com, under the Investor Relations section, beginning today at 10:00 a.m. ET. An online archive will be available for a period of 90 days following the presentation.

About Citi Trends

Citi Trends, Inc. is a leading off-price value retailer of apparel, accessories and home trends primarily for African American families in the United States. The Company operates 591 stores located in 33 states. For more information, visit www.cititrends.com or your local store.

*Non-GAAP Financial Measures

The Company is unable to provide a full reconciliation of the forward-looking non-GAAP financial measure above without unreasonable effort because it is not possible to predict certain of its adjustment items with a reasonable degree of certainty. This information is dependent upon future events that may be outside of the Company’s control and its unavailability could have a significant impact on its financial results.

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding the Company’s future financial results and position, business policy and plans, objectives and expectations of management for future operations and capital allocation expectations, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are subject to material risks and uncertainties. The words “believe,” “may,” “could,” “plans,” “estimate,” “expects,” “continue,” “anticipate,” “intend,” “expect,” “upcoming,” “trend” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements, although not all forward-looking statements contain such language. Statements with respect to earnings, sales or new store guidance are forward-looking statements. Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarter-end financial and accounting procedures, are not guarantees of future performance or results, and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q, respectively, and any amendments thereto, filed with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to general economic conditions, including inflation, energy and fuel costs, unemployment levels, and any deterioration whether caused by acts of war, terrorism, political or social unrest (including any resulting store closures, damage or loss of inventory) or other factors; changes in market interest rates and market levels of wages; the imposition of new taxes on imports, new tariffs and changes in existing tariff rates; the imposition of new trade restrictions and changes in existing trade restrictions; impacts of natural disasters such as hurricanes; uncertainty and economic impact of pandemics, epidemics or other public health emergencies; transportation and distribution delays or interruptions; changes in freight rates; the Company’s ability to attract and retain workers; the Company’s ability to negotiate effectively the cost and purchase of merchandise inventory risks due to shifts in market demand and to manage inventory shrinkage; the Company’s ability to gauge fashion trends and changing consumer preferences; consumer confidence and changes in consumer spending patterns; competition within the industry; competition in the Company’s markets; the duration and extent of any economic stimulus programs; changes in product mix; interruptions in suppliers’ businesses; risks related to cybersecurity, data privacy and intellectual property; temporary changes in demand due to weather patterns; seasonality of the Company’s business; the results of pending or threatened litigation; delays associated with building, remodeling, opening and operating new stores; and delays associated with building, and opening or expanding new or existing distribution centers. Any forward-looking statements by the Company, with respect to guidance, the repurchase of shares pursuant to a share repurchase program, or otherwise, are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:

Tom Filandro

ICR, Inc.

CitiTrendsIR@icrinc.com